UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 10, 2014 (January 9, 2014)

EMERALD OIL, INC.

(Exact name of registrant as specified in its charter)

Montana	1-35097	77-0639000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Broadway, Suite 1360
Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(303) 323-0008

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 9, 2014, Emerald Oil, Inc. (the “Company”) and one of its wholly owned subsidiaries entered into a purchase and sale agreement (the “Purchase Agreement”) with Kodiak Oil & Gas (USA) Inc. (the “Seller”), pursuant to which the Company agreed to acquire Seller’s right, title and interest in certain oil and gas properties and assets located in Williams and McKenzie Counties, North Dakota, including operated working interests in approximately 19,500 net acres in the Williston Basin, for approximately $68.3 million in cash. Net daily production from the acreage is approximately 350 barrels of oil equivalent per day as of December 1, 2013. The purchase price is subject to customary adjustments and other closing conditions typical for a transaction of this type, including downward adjustments for title and environmental defects under certain circumstances.

The Purchase Agreement contains customary representations, warranties, covenants and indemnities by the parties thereto, and the closing of the transaction contemplated by the Purchase Agreement is subject to the satisfaction of certain customary closing conditions as described therein. The effective date of the transaction is January 1, 2014, and the Company expects to close the acquisition on or about February 13, 2014.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit No.	Description of Exhibit

2.1	Purchase and Sale Agreement, dated January 9, 2014, by and among Kodiak Oil & Gas (USA) Inc., Emerald Oil, Inc. and Emerald WB LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

EMERALD OIL, INC.

By: /s/ McAndrew Rudisill
Name:	McAndrew Rudisill
Title:	Chief Executive Officer

Date: January 10, 2014

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Purchase and Sale Agreement, dated January 9, 2014, by and among Kodiak Oil & Gas (USA) Inc., Emerald Oil, Inc. and Emerald WB LLC.